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				UNITED STATES
		      SECURITIES AND EXCHANGE COMMISSION
			Washington D.C.  20549


				  FORM 8-K

			Current Report Pursuant
		    to Section 13 or 15(d) of the
		   Securities Exchange Act of 1934



	Date of Report (Date of earliest event reported):  April 7, 1997



				CLARK USA, INC.
	   (Exact name of registrant as specified in its charter)



     Delaware                        1-13514                    43-1495734
(State or other jurisdiction    (Commission File Number)     (I.R.S. Employer
	of incorporation)                                   Identification No.)


	8182 Maryland Avenue                            63105-3721
	St. Louis, Missouri                             (Zip Code)
    (Address of principal executive offices)


	Registrant's telephone number, including are code: (314) 854-9696

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Item  4.        Changes in Registrant's Certifying Accountant

	Effective April 7, 1997, Clark USA, Inc. (the "Company") dismissed Coopers & Lybrand L.L.P ("C&L") as its independent accountant previously engaged to audit its financial statements. On April 8, 1997, the Company engaged Price Waterhouse LLP ("PW") as its independent accountant to audit its financial statements. C&L's report on the Company's financial statements for the years ended December 31, 1995 and 1996 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change independent accountants was approved by the Company's Board of Directors.

	The following disagreements as contemplated by Item 304 (a)(1)(iv) of Regulation S-K occurred during the two most recent fiscal years and subsequent interim periods preceding the dismissal of C&L:

a) In December 1995, the Company acquired an advance crude oil purchase receivable from a subsidiary of Occidental Petroleum (the "Oxy Receivable"). In connection with its audit for the year ended
December 31, 1995, C&L required the Company to obtain an independent appraisal of the receivable. The Company believed such an independent appraisal was unnecessary due to readily available alternative valuation methods and the arms-length nature of the transaction. However, the Company obtained the required independent appraisal which confirmed the Company's original valuation. The Oxy Receivable was sold in October 1996 for a gain of $10.9 million.

b) In December 1995, the Company filed a registration statement for its 10 7/8% Notes with the Securities and Exchange Commission. As a result of a review of this registration statement by the Commission, the Company was required to change the accounting treatment for the Oxy Receivable from the pro forma accounting information presented in a private placement offering circular. The economic substance of the Oxy Receivable was not impacted by this change. However, C&L required the Company to disclose the Company's evaluation of the impact of this accounting change. The Company provided disclosure which indicated the Company believed the different accounting treatment would not have a material adverse effect on the Company's financial position or results of operations.

c) During 1996, the Company accounted for fixed purchase and sale commitments on a mark to market basis for interim reporting. C&L assisted the Company in evaluating the use of this method in 1996, but determined that it was not appropriate. The Company ultimately agreed with this conclusion and as a result, did not utilize this method in the financial statements of the Company for the year ended December 31, 1996. The utilization of this method for interim reporting did not result in a material impact on the consolidated financial statements for any interim period.

d) During 1996, the Company evaluated its ability to realize its alternative minimum tax ("AMT") credit carryforward. For the year ended December 31, 1996, C&L concluded that a valuation reserve against this AMT credit carryforward was required and the Company ultimately concurred.

	Neither the Board of Directors nor a subcommittee of the Board of Directors discussed these disagreements with C&L. C&L has been authorized to fully respond to any inquiries from PW regarding these matters.

	During the years ended December 31, 1995 and 1996 and subsequent interim periods, there were no reportable events as defined under Item 304 (a)(1)(v) of Regulation S-K and the Company did not consult with PW regarding the application of accounting principles to a specified transaction, or regarding the type of audit opinion that might be rendered on the Company's financial statements or any disagreements as defined in Item 304 (a)(2)(i) and Item 304 (a)(2)(ii) of Regulation S-K, except as noted below:

1. PW was not consulted regarding the need for an independent appraisal of the Oxy Receivable as discussed in a) above. The Company requested PW to gather information regarding industry practice for

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the accounting for transactions similar to the Oxy Receivable.  The
Company did not request PW to express an opinion and PW was not engaged to, and did not provide an opinion on the accounting for this transaction. PW shared publicly available information with the Company regarding certain significant factors considered by another company in evaluating the accounting treatment for a transaction with certain similar features.

2. The Company requested PW to gather information regarding industry practice for the accounting for fixed commitments as discussed in c) above. The Company did not request PW to express an opinion and PW was not engaged to, and did not provide an opinion on the accounting for fixed commitments. After conducting an industry survey, PW advised the Company that no companies in the survey were utilizing this accounting treatment.

PW was given the opportunity to review the disclosures in Item 4 of this Form 8-K. The letter from C&L will be filed as an amendment to this Form 8-K.

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 SIGNATURES

	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  April 14, 1997  CLARK USA, INC.



			By:     /s/ Dennis R. Eichholz
				Dennis R. Eichholz
				Controller and Treasurer